FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2015

GOLDEN GLOBAL CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-54528	47-1460693
(State of Incorporation)	(Commission File No.)	(Tax ID No.)

2537 S Gessner Rd., Suite 122,

Houston, TX 77063

(Address of principal executive offices)

Registrant’s Telephone Number, including area code:  832-252-7720

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below).

[ ]  Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c)).

Item 1.01 – Entry into a Material Definitive Agreement

Letter of Intent with Combo

On October 19, 2015, the Company entered into a Letter of Intent (the “LOI”) with Combo Hitter (“Combo”), pursuant to which we intend to negotiate and enter into a definitive agreement to acquire either 100% or the majority of the issued and outstanding shares of Combo’s shares as held by the various Company shareholders by GLDG, in exchange for 100,000 shares of newly issued GLDG Series B Convertible Preferred shares, face value of $2.50 per share.  The Series B Convertible Preferred shares will be issued on a pro-rata basis to Combo shareholders through a tax free share exchange.  Upon the completion of the transaction, the Company shall become a wholly-owned (if 100% of Combo shares are acquired) or a majority owned (if less than 100% of the shares are acquired) subsidiary of GLDG.

A copy of the Letter of Intent is filed herewith as Exhibit 10.1.

Securities Purchase Agreement with Blackbridge Capital LLC

As of October 20, 2015, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Blackbridge Capital, LLC (“Blackbridge”), whereby the Company, at its sole and exclusive option, may issue and sell to Blackbridge, from time to time as provided therein, and Blackbridge would purchase from the Company up to Five Million Dollars ($5,000,000) of the Company’s fully registered, freely tradable common stock (“Shares”).  The parties also entered into a Registration Rights Agreement dated October 20, 2015, whereby the Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state laws (the “Registration Agreement”, and together with the Securities Purchase Agreement, the “Agreements”).  Pursuant to the Agreements, the Company shall register the Shares pursuant to a registration statement on Form S-1 (or on such other form as is available to the Company within 30 days of the execution of the Agreements) (the “Registration Statement”).

Subject to the terms and conditions of the Securities Purchase Agreement, the Company, at its sole and exclusive option, may issue and sell to Blackbridge, and Blackbridge shall purchase from the Company, the Shares upon the Company’s delivery of written notices to Blackbridge.  The aggregate maximum amount of all purchases that Blackbridge shall be obligated to make under the Securities Purchase Agreement shall not exceed $5,000,000.  Once a written notice is received by Blackbridge, it shall not be terminated, withdrawn or otherwise revoked by the Company.

The amount for each purchase of the Shares as designated by the Company in the applicable notices shall not be more than the lesser of (i) one hundred and fifty percent (150%) of the average trading volume of the Company’s common stock of the ten (10) trading days prior to the date of delivery of the written notice by the Company to Blackbridge multiplied by the lowest trading price for the Company’s common stock over the ten (10) trading days prior to the date of delivery of the written notice by the Company to Blackbridge, or (ii) $150,000.00

The purchase price for the Shares to be paid by Blackbridge shall be eighty-three and one half percent (83.5%) of the lowest closing bid price during the ten (10) trading days, commencing on the first day of trading following delivery and clearing of the Shares.

During the term of the Securities Purchase Agreement (24 months from the date on which the Company’s S-1 becomes effective, unless sooner terminated), the Company shall not enter into a similar financing arrangement with any other individual or entity.

Upon the execution of this Agreement, the Company shall issue to Blackbridge a commitment fee of a Convertible Promissory Note in the amount of $125,000.00 and $125,000.00 of commitment shares of common stock that come with registration rights and will be registered in the S-1 registration statement.

Advisory Agreement with Blackbridge Capital LLC & Anubis Capital Partners, LLC

As of October 20, 2015 the Company entered into two separate Advisory Agreements (the Agreements) with Blackbridge Capital, LLC and Anubis Capital Partners, LLC (collectively hereinafter referred to as the “Advisors”).  Pursuant to the Agreements, the Company will pay the Advisors a total of $447,500.00 in the form of Convertible Promissory Notes.  The Agreements serve to set forth the consummation of the proposed Acquisition of Combo Hitter and to serve as business advisors to the Company and render such advice and services to the Company as may be reasonably requested by the Company, including but not limited to the following services:

a. Introducing potential acquisition targets;

b. Assisting the Company through the acquisition and merger process;

c. Performing basic due diligence on any potential merger targets;

d. Review of the business, operations, and historical financial performance; and

e. Other business advisory related services as deemed necessary;

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ Robert Leyne Lee

Robert Leyne Lee, President